Exhibit 23.4

Unit A, 12th Floor, China Overseas Building 139 Hennessy Road, Wanchai, Hong Kong Tel : +852 2950 7800 Fax : +852 2950 7811	香港灣仔軒尼詩道139號 中國海外大廈12樓A室 電話 : +852 2950 7800 傳真 : +852 2950 7811

Date: September 1, 2026

Etoiles Capital Group Co., Ltd
Unit 03-04, 25/F, Cosco Tower, 183 Queen’s Road Central
Sheung Wan, Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Consent on Etoiles Capital Group Co., Ltd (the “Company”)

1.	We are the legal advisers to the Company (the “Engagement”) as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form S-4, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder (the “Rules”), in connection to certain legal matters related to the law and regulations of Hong Kong.

2.	We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ David Fong & Co.

David	Fong & Co.

PARTNERS	:	DAVID L.K. FONG 方良佳律師，TIMOTHY C.K. KWAN 關智傑律師，HERMES H.C. SHIN 單浩銓律師
CONSULTANT	:	MATTHEW H.C. WONG 黃漢柱律師
SOLICITORS	:	BRUNO C.H. CHAN 陳震雄律師，JOANNE Y.C. CHAN 陳瑩真律師